LEHMAN BROTHERS HOLDINGS INC.                            EXHIBIT 99.4
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)
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                                                         Twelve Months Ended                % Change from
                                                 ------------------------------------    -------------------
                                                      Nov 30               Nov 30               Nov 30
                                                      2003                 2002                  2002
                                                 ---------------- --- ---------------    -------------------
 Revenues:
   Principal transactions                                 $4,280              $1,951
   Investment banking                                      1,747               1,771
   Commissions                                             1,210               1,286
   Interest and dividends                                  9,942              11,728
   Other                                                     108                  45
                                                 ----------------     ---------------
      Total revenues                                      17,287              16,781
   Interest expense                                        8,640              10,626
                                                 ----------------     ---------------
      Net revenues                                         8,647               6,155                    40%
                                                 ----------------     ---------------

Non-interest expenses:
   Compensation and benefits                               4,318               3,139
   Technology and communications                             598                 552
   Brokerage and clearance fees                              367                 329
   Occupancy                                                 319                 287
   Professional fees                                         158                 129
   Business development                                      149                 146
   Other                                                     125                  74
   Global real estate reconfiguration                         77                 128
   September 11th related
     recoveries, net                                           -                (108)
   Regulatory settlement                                       -                  80
                                                 ----------------     ---------------
      Total non-interest expenses                          6,111               4,756                    28%
Income before taxes and dividends on trust
  preferred securities                                     2,536               1,399
   Provision for income taxes                                765                 368
   Dividends on trust preferred securities                    72                  56
                                                 ----------------     ---------------
Net income                                                $1,699                $975                    74%
                                                 ================     ===============
Net income applicable to common stock                     $1,649                $906                    82%
                                                 ================     ===============

Earnings per common share
   Basic                                                   $6.71               $3.69
                                                 ================     ===============
   Diluted                                                 $6.35               $3.47
                                                 ================     ===============

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